CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE
This CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Andrew Martin (“Executive”) and Investors Real Estate Trust, Inc. (“Company”) on behalf of itself, its predecessors, parents, subsidiaries and affiliated entities (collectively, the “Company”).

1.Termination of Employment. Executive agrees and acknowledges that his employment with the Company terminated at the close of business on June 25, 2018 (the “Termination Date”). Executive will be paid his regular salary through the Termination Date. Except as provided in this Severance Agreement, all privileges of employment will end as of the Termination Date. Please note that Executive may not sign this Agreement until on or after his Termination Date.
Upon Executive’s receipt of his final paycheck, which includes payment for employment through the Termination Date, Executive will have received all wages owed to his by virtue of his employment with the Company or the termination thereof.
Executive specifically acknowledges and agrees that he is not eligible for any other payments or benefits by virtue of his employment with the Company or the termination thereof except for those expressly described in this Agreement.
2.Consideration. In consideration of Executive’s promises and obligations under this Severance Agreement—subject to the terms and conditions of this Severance Agreement, including the release of claims set forth in paragraph 3 below—the Company will provide Executive with the following compensation and benefits, provided that he does not revoke or rescind this Severance Agreement:
2.1    Severance Payment. The Company agrees to pay Executive a severance payment within twenty (20) days of Executive’s execution of this Agreement, which execution may not take place before June 25, 2018. The severance payment will be the sum of $318,750, subject to applicable tax withholding and deductions as required by law. The severance calculation is based on .75x base salary, plus .75 target bonus ((.75 x $250,000) + (.75 x $175,000) = $318,750). In addition to this payment, the Company further agrees to pay Executive an additional lump sum dollar amount equivalent to .75x the current annual premium for Executive’s current health insurance coverage.
2.2    Vesting of Time-Based Stock Grants. Executive’s 7,625 shares of time-based stock grants will fully vest on the Termination Date.
2.3    Other Benefits. The Company agrees to provide outplacement services for Executive for up to six months from the Termination Date and completion of Executive’s personal executive coaching program for the remainder of 2018.
3.Release and Waiver of Claims. Executive, on behalf of himself, Executive’s agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby covenants that

Executive will not sue and hereby releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents, subsidiaries, predecessors and successors, and all affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers, and directors from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with his employment or the separation of his employment with the Company, including but not limited to claims, demands or actions arising under Federal, state or local employment discrimination laws, regulations or requirements, including but not limited to the Federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2611, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, as amended by the Older Workers Benefit Protection Act (“ADEA”), the Executive Retirement Income Security Act, as amended, the National Labor Relations Act, the Minnesota Human Rights Act; the Women’s Economic Security Act; the Minnesota Equal Pay for Equal Work Law, Minn. Stat. §§ 181.66–181.71; Minn. § 181.81 (age discrimination); Minn. Stat. § 176.82 (retaliatory discharge); Minn. Stat. §§ 181.931, 181.932, 181.935 (whistleblower protection); Minn. Stat. §§ 181.940–181.944 (family leave); Minn. Stat. §§ 181.961–181.966 (personnel record access statutes), and any other federal, state or local statute, ordinance, regulation or order regarding employment, compensation for employment, termination of employment, or discrimination in employment, and the common law of any state.

Executive further understands that this discharge of claims extends to, but is not limited to, all claims which Executive may have as of the date of this Agreement based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, retaliation, state common law whistleblowing, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, and any and all claims for wages, salary, bonuses, commissions, damages, attorneys’ fees or costs. Executive additionally represents, warrants and agrees that Executive has received full and timely payment of all wages, salary, bonuses, and other compensation, and benefits that may have been due and payable to Executive by the Company. Executive further represents, warrants and agrees that Executive has received all leave or other benefits that may have been available to Executive under the Family and Medical Leave Act of 1993 (“FMLA”) or any comparable state law and that Executive has not been denied any rights or benefits available to Executive under the FMLA or any comparable state law. Executive expressly acknowledges and agrees that the Company is entering into this Agreement in reliance upon these representations by Executive.

Executive acknowledges that this release includes all claims that Executive is legally permitted to release. As such, the Executive understands that nothing contained in this Severance Agreement, including, but not limited to, this section, will be interpreted to prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), or other local civil rights enforcement agency, or from participating in or cooperating with an EEOC or other such agency investigation or proceeding. However, the Executive acknowledges and agrees that he is waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding.

Notwithstanding any provision of this Severance Agreement to the contrary, by execution of this Severance Agreement, the Executive is not releasing (i) any claims or rights he may have to the Severance Payments; (ii) any rights he may have to vested retirement benefits; or (iii) any claims that cannot be waived by law.
4.Confidential Information Acquired During Employment. Executive agrees that Executive will continue to treat, as private and privileged, any information, data, documents, reports, interpretations, financial information, operating information, marketing information, business plans, forecasts, projections, strategies, analyses, records and other information that is non-public, confidential, or proprietary in nature (whether in written, electronic, or oral form) containing or otherwise reflecting information about the Company, together with all notes, analyses, compilations, studies, forecasts, memoranda or other documents in tangible form (whether in written form, electronically stored, or otherwise) that Executive acquired while working for the Company. Executive agrees that Executive will not release any such information to any person or entity at any time and will not utilize any such confidential information for Executive’s benefit or the benefit of others, including, without limitation, others in direct or indirect competition with the Company, except as may be required by law, or as agreed to in writing by the Company. Executive acknowledges that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.

5.Confidentiality of Agreement. Executive represents and agrees that Executive will keep the terms and facts of this Agreement completely confidential, and that Executive will not disclose any information concerning this Agreement to anyone, except for Executive’s counsel, tax accountant, spouse, or representatives of the EEOC or a comparable state or other government agency, unless otherwise ordered to do so by a court or agency of competent jurisdiction. This Agreement does not prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

6.Opportunity to Review/Consult with Attorney. Executive agrees Executive has been given twenty-one (21) days to review and consider this Agreement. During this time, Executive agrees Executive has been advised to consult with an attorney before executing this Agreement. Any discussions about or changes to the Agreement, whether material or immaterial, do not restart the running of the 21 day period.

7.Notification of Release and Right to Rescind. Executive is hereby informed of his right to revoke this release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of his intent to do so within seven (7) calendar days following his signing of this Severance Agreement. Executive is informed of his right to rescind his release of claims, insofar as it extends to potential claims under the Minnesota Human Rights Act, by informing the Company of his intent to do so within fifteen (15) calendar days following his signing of this Severance Agreement. The 7-day revocation period and the 15-day rescission period shall run concurrently. Executive understands that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to:
JoLynn Markison
Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500
Minneapolis, MN 55402
Executive further understands that if Executive revokes or rescinds this Agreement, the Company will not be bound by the terms of this Agreement and, in such event, Executive will have no right to receive or right to retain the financial benefits conferred under this Agreement.

8.Minnesota Law, Forum and Merger. The terms of this Agreement shall be governed by the laws of the State of Minnesota, and shall be construed and enforced thereunder. Any dispute arising under this Agreement shall be determined exclusively by a Minnesota court of appropriate jurisdiction. This Agreement supersedes and replaces all prior oral and written agreements, understandings, and representations between Executive and the Company. Further, Executive understands and agrees that, except as provided in this Agreement, all claims which Executive has or may have against the Company and the other released parties are fully released and discharged by this Agreement. The only claim which Executive may hereafter assert against the Company or any of the other released parties is limited to an alleged breach of this Agreement.

9.Invalidity. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

10.Remedies. Any material breach by Executive of the terms and conditions contained in this Agreement shall give the Company the right to discontinue the performance of any unperformed duties and obligations under this Agreement to the extent permitted by applicable law. If Executive breaches any term of the Agreement, any delay by the Company to enforce the Agreement shall not be deemed a waiver, acceptance, or acquiescence. No waiver shall bind the Company unless supported by consideration, executed in writing, and delivered to Executive by an authorized officer of the Company.

11.Executive Understands the Terms of this Agreement. Other than stated herein, Executive warrants that (a) no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Executive is legally competent to execute this Agreement and accepts full responsibility therefor; and (d) the Company has advised Executive to consult with an attorney, and Executive has had a sufficient opportunity to consult with an attorney.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Severance Agreement by their signatures below.

Dated: _____________________________	ANDREW MARTIN ________________________________
Dated: __________ ___________________	INVESTORS REAL ESTATE TRUST By ______________________________ Mark O. Decker, Jr., Chief Executive Officer